FOR IMMEDIATE RELEASE
Contact: Neil Cotiaux, FHLBank Pittsburgh: 412-288-2851, cell: 412-335-9488;

Neil.cotiaux@fhlb-pgh.com

FHFB APPOINTS TWO DIRECTORS TO FHLBANK PITTSBURGH BOARD

PITTSBURGH, PA, April 27, 2007 – The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) announced today that the Federal Housing Finance Board (FHFB) has appointed two directors to the Board of Directors of the Bank.

Named were the Rev. Luis A. Cortés Jr. and Sarah E. Peck. Both were named to the Board as Public Interest Directors, with Cortés holding the sub-designation of Community Interest Director. Cortés had previously served on the Board as a member and Vice Chair, and more recently as an advisory consultant to the Board. Peck is a former member and committee Chair of the Board who, like Cortés, had most recently served in the role of advisory consultant.

Cortés and Peck will serve three-year terms that expire December 31, 2009. With these two appointments, the Pittsburgh Bank’s Board of Directors now includes 13 members.

“We are extremely pleased that FHFB has appointed these very capable and talented individuals to our Board of Directors,” said John R. Price, president and chief executive officer of FHLBank Pittsburgh. “Luis and Sarah have a wealth of knowledge about this Bank, its Board, its mission and its marketplace. They represent excellent choices as we celebrate our 75th year of service to our members in Delaware, Pennsylvania and West Virginia.”

The Rev. Luis Cortés Jr.

Cortés is a leading voice for Hispanics of faith in the United States. He is president of Nueva Esperanza and Esperanza USA, both based in Philadelphia.

Since 2002, Esperanza USA has served as founder and host of the National Hispanic Prayer Breakfast and Conference. Focusing on the empowerment of Latino faith-based organizations, Esperanza USA has provided more than $10 million in grants and technical assistance nationwide.

Cortés was a founding member of United Bank of Philadelphia, the first African-American commercial bank in Pennsylvania. He is a member of the Pennsylvania Minority Business Development Authority, Philadelphia Workforce Investment Board and Cancer Treatment Centers of America (Eastern Region) Board.

Raised in Spanish Harlem, he graduated with honors from City College, NY, earned a Masters of Divinity as an Urban Theology Fellow from Union Theological Seminary, and an MS in Economic Development from New Hampshire College. In May 2006, Cortés received an Honorary Doctorate in Divinity from Moravian Theological Seminary and an Honorary Doctorate in Divinity from Palmer Theological Seminary of Eastern University.

In January 2005, Cortés was featured as one of TIME magazine’s “25 Most Influential Evangelicals”.

Sarah E. Peck

Sarah Peck is president and owner of Progressive Housing Ventures, LLC of Malvern, PA. Progressive Housing Ventures develops new housing in “in-fill” locations in the older, formerly industrial-based suburbs of Philadelphia. The firm views such in-fill development as serving as a catalyst for revitalizing older communities and producing environmentally friendly alternatives to suburban sprawl.

Prior to founding Progressive Housing Ventures, Peck was president and chief executive officer of Rouse/Chamberlin Homes of Exton, PA. She was named “National Builder of the Year” by Professional Builder Magazine. Peck holds a BA from Yale University and an MS from the London School of Economics.

Peck is a co-founder and member of Commercial Real Estate Women-Philadelphia, a member of the National Association of Homebuilders Multifamily Council, a member of the Planning Commission of Charlestown Township, PA, co-founder and member of Charlestown Citizens Forum, and Director and Building Committee Chair of Beth Chaim Reform Congregation. She had earlier served as Chair of the Affordable Housing Committee of FHLBank’s Board of Directors.

About FHLBank Pittsburgh

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking services, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. It currently has 339 members in its district of
Delaware, Pennsylvania and West Virginia and holds approximately $77.4 billion in assets.
FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

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